WG

Joel Wiener, CPA

Wiener Goodman & Company, P.C.
Certified Public Accountants & Consultants

Gerald Goodman, CPA

One Industrial Way West
Building A
Eatontown, NJ 07724
P (732) 544-8111
F (732) 544-8788
E-mail: tax@wgpc.net

Memberships:
PCPS of AICPA
American Institute of CPA
New Jersey Society of CPA

February 18, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated February 18, 2011, of Barclay Road Inc. and are in agreement with the statements contained in Section 1. Resignation of Former Accountant of Item 4.01 on Page 2 therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

We hereby confirm that there were no "reportable events" (as defined in Item 304 (a) (v) of Regulation S-K) that occurred within the two most recent fiscal years of Barclay Road Inc.

Sincerely,

Wiener Goodman Company P.C.

Wiener, Goodman & Company, PC

Cc: Eduardo Valero Erana